SCHEDULE 14A
								                       (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 2)

File by the registrant (x)
Filed by party other than the registrant ( )
Check the appropriate box:
(x)  Preliminary proxy statement
( )  Definitive proxy statement
( )  Definitive additional materials
( )  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

______________________________Terex Corporation______________________________
                (Name of Registrant as Specified in Its Charter)

______________________________Terex Corporation______________________________
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
 (x) $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
	( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
 ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:


 (2) Aggregate number of securities to which transaction applies:


 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *


 (4) Proposed maximum aggregate value of transaction:


 ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount previously paid:


 (2) Form, schedule or registration statement no.:


 (3) Filing party:


 (4) Date filed:


* Set forth the amount on which the filing fee is calculated and state how it was determined.

- -----------------------------------------------------------------------------
                                                             Preliminary Copy -
                                                        For Information of the
                                                        Securities and Exchange
                                                                Commission Only





                               TEREX CORPORATION
                              500 Post Road East
                         Westport, Connecticut  06880
                           Telephone (203) 222-7008




                                                  February __, 1994



Dear Stockholder:

Terex Corporation (the "Company") is soliciting your consent to the issuance of 89,800 shares of its Series B Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, and 89,800 of its Common Stock Purchase Warrants to certain executives of KCS Industries, L.P., a Connecticut limited partnership ("KCS"), in connection with the proposed termination of the management agreement dated July 1, 1987, as amended, between the Company and KCS (the "Management Contract"). The termination is part of the Company's plan to integrate the management functions provided by KCS pursuant to the Management Contract directly into the Company. Certain stockholders of the Company, having the power to vote a majority of the shares of outstanding common stock, have advised the Company that they intend to consent to this matter. As a result, approval of the matter is assured. Nevertheless, your consent is being sought to give all stockholders the opportunity to vote on this matter pursuant to the requirements of the New York Stock Exchange.

To assure that your consent will be included, please complete, date and sign the enclosed consent form and return it promptly in the enclosed prepaid envelope. The period for solicitation of consents will terminate at 5:00 p.m., New York City time, on March __, 1994. You may revoke your consent in the manner described in the accompanying Consent Solicitation Statement by delivery of a notice of revocation at any time prior to March __, 1994.


                                                  Sincerely,


                                                  Ronald M. DeFeo
                                                    President

- ------------------------------------------------------------------------------


                                                             Preliminary Copy -
                                                        For Information of the
                                                        Securities and Exchange
                                                                Commission Only


                               TEREX CORPORATION
                              500 Post Road East
                         Westport, Connecticut  06880
                           Telephone (203) 222-7008


                        CONSENT SOLICITATION STATEMENT


Terex Corporation (the "Company") is soliciting the consent of the holders of common stock, $.01 par value per share (the "Common Stock"), of the Company (the "Terex Stockholders") to the issuance (the "Issuance") of 89,800 shares of its Series B Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 89,800 of its Common Stock Purchase Warrants (the "Warrants"; together with the Preferred Stock, the "Securities") to certain executives of KCS Industries, L.P., a Connecticut limited partnership ("KCS"), in connection with the proposed termination of the management agreement dated July 1, 1987, as amended, between the Company and KCS (the "Management Contract"). The termination is part of the Company's plan to integrate the management functions provided by KCS pursuant to the Management Contract directly into the Company, all as more fully described in the section entitled "The Issuance -- Termination of the Management Contract."

The consent of Terex Stockholders holding a majority of the shares of Common Stock outstanding as of the close of business on February __, 1994 is required for the approval of the Issuance. Abstentions and broker non-votes (shares held by brokers and not voted) will not be considered to have been voted for the approval of the Issuance. Holders of a majority of the shares of Common Stock have advised the Company that they intend to approve the Issuance. As a result of the foregoing, approval of the Issuance is assured. See "Stock Ownership Information" below. Nevertheless, this consent is being sought to give all Terex Stockholders the opportunity to vote on this matter pursuant to the requirements of the New York Stock Exchange.

The period for solicitation of consents will terminate at 5:00 p.m., New York City time, on March __, 1994. An executed consent may be revoked at any time by written revocation thereof executed and delivered to the Company, at the office of the Secretary, Terex Corporation, 500 Post Road East, Westport, Connecticut 06880, prior to 5:00 p.m., New York City time, on March __, 1994.
A revocation may be in any written form (including a substitute Consent Form providing for consent to be withheld), provided that it clearly states that the consent is no longer effective.

All Terex Stockholders of record at the close of business on February __, 1994 are entitled to receive this Consent Solicitation Statement and to give or withhold their consent. As of February __, 1994, the Company had _________ shares of Common Stock outstanding, and each share is entitled to one vote on the matter to be voted upon.

This Consent Solicitation Statement and the accompanying Consent Form are being mailed to Terex Stockholders on or about February __, 1994. This solicitation of consents is being made by the Company and the Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company may request banks, brokers and other custodian nominees and fiduciaries to supply solicitation material to the beneficial owners of the Common Stock of whom they have knowledge, and, if so, will reimburse them for their reasonable expenses in so doing.

                                 THE ISSUANCE

Termination of the Management Contract

Terex Stockholders are being asked to approve the issuance of 89,800 shares of Preferred Stock and 89,800 Warrants to Randolph W. Lenz, David J. Langevin and Marvin B. Rosenberg, executives of KCS, in connection with the proposed termination of the Management Contract. Pursuant to the terms of the Management Contract, KCS and its employees have provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries, and also provided assistance in the evaluation, negotiation and consummation of potential acquisitions of other companies, products and processes, as well as the development of new areas of business for the Company. For the services of KCS pursuant to the Management Contract, the Company paid KCS an annual fee, plus the reimbursement of all out-of-pocket expenses incurred by KCS in fulfilling the Management Contract. During 1993, the Company made payments to KCS for fees and out-of-pocket expenses of $2.9 million and $0.1 million, respectively. During 1992, the Company made payments to KCS for fees and out-of-pocket expenses of $2.8 million and $0.2 million, respectively. Currently, under the existing Management Contract, payments of $3.4 million would be due to KCS for the period commencing January 1, 1994 through the earliest termination date, June 30, 1995.

During 1993, the Board of Directors of the Company (the "Board") concluded that it would be in the Company's best interest to terminate the Management Contract and integrate the management functions provided by KCS directly into the Company. The Board adopted resolutions to this effect and appointed a Special Committee of the Board (the "Special Committee"), consisting of the two outside directors making up the Compensation Committee of the Board together with another outside director who was also a member of the Board's Audit Committee, to develop a plan to implement this change. The Special Committee developed such a plan and then negotiated an agreement to such effect with KCS (the "Termination Agreement"). The Special Committee engaged a compensation consulting firm to advise it as to appropriate settlement compensation negotiated with KCS with respect to the balance of the Management Contract and as to appropriate compensation for any KCS executives who might join the Company as employees.

Pursuant to the Termination Agreement, the Company suspended the management services provided by KCS to the Company pursuant to the Management Contract effective as of the close of business on December 31, 1993, with the Management Contract to finally terminate upon approval of the Issuance by the Terex Stockholders. Accordingly, KCS now provides no services to the Company thereunder; provided, however, that if the Terex Stockholders do not approve the Issuance, the Management Contract will be reinstated in full force and effect and KCS will again provide such services to the Company, and receive compensation therefor, as provided in the Management Contract, although in such case the Company will continue to endeavor to achieve an alternate agreement to terminate the Management Contract. Effective January 1, 1994, Messrs. Langevin and Rosenberg, executives of KCS, accepted employment with the Company to continue to perform the management functions they formerly provided to the Company pursuant to the Management Contract, with Mr. Langevin becoming Executive Vice President of the Company and Mr. Rosenberg, a director of the Company, becoming Senior Vice President of the Company and continuing to serve as Secretary and General Counsel of the Company. In addition, Mr. Lenz, a director, Chairman of the Board and Chief Executive Officer of the Company and the principal shareholder of KCS, agreed to continue to provide his services to the Company. Mr. Lenz is also the owner of approximately 49.1% of the outstanding Common Stock of the Company (prior to giving effect to the Issuance). See "Ownership of Management and Principal Stockholders."

In consideration of the agreement of KCS to the suspension and eventual early termination of the Management Contract, and as appropriate and reasonable compensation in satisfaction of the value of the Management Contract over its remaining unexpired term through June 30, 1995, the Company, subject to the approval of the Terex Stockholders, has agreed to the Issuance of the Securities to the three executives designated by KCS. Messrs. Langevin and Rosenberg would each receive 25,500 shares of Preferred Stock and 25,500 Warrants and Mr. Lenz would receive 38,800 shares of Preferred Stock and 38,800 Warrants.

The Termination Agreement, coupled with the Issuance, permits the Company to obtain substantially all of the benefits of the Management Contract without the expenditure of all of the cash required to be paid out under the terms and provisions of the Management Contract. The Termination Agreement and Issuance would require the Issuance of the Securities, with each share of Preferred Stock being valued at $23.00 per share and each Warrant being valued at $2.00 per Warrant, which is equal to the respective cash consideration per share and per Warrant paid by investors in the Company's private placement of Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series A Stock"), and common stock purchase warrants (the "Private Placement Warrants") consummated on December 20, 1993. The Securities so valued ($2.2 million) represent a discount from the $3.4 million payable to KCS
under the remaining term of the Management Contract.   The amount due for the
remaining term of the Management Contract would be equivalent to 135,360 shares of Series A Preferred Stock and Warrants as contrasted to the 89,800 shares of Preferred Stock and Warrants proposed to be issued. The terms of the Preferred Stock are substantially similar to those of the Series A Stock, although the Preferred Stock would be junior in payment of dividends and liquidation preference to the Series A Stock. The terms of the Warrants are substantially similar to the terms of the Private Placement Warrants. See "-- The Securities."

Mr. Langevin previously served as acting Chief Financial Officer of the Company beginning March 9, 1993. Mr. Rosenberg has been a director of the Company since 1992 and has served as the Secretary and General Counsel of the Company since 1987. However, prior to January 1, 1994, Messrs. Langevin and Rosenberg have never been employed by the Company and have never received any compensation from the Company, but rather have been providing their services to the Company based only upon their relationships with KCS. Mr. Langevin has been a Vice President of KCS since 1988 and Mr. Rosenberg has been General Counsel of KCS since 1987.

The Securities

The Preferred Stock

The Board is authorized to issue up to 10,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such designations, powers, preferences and rights of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Board may by resolution determine, without any further vote or action by the Terex Stockholders.

By resolution adopted January 24, 1994, subject to the approval of the Issuance by the Terex Stockholders, the Board authorized the issuance of a series of preferred stock consisting of 89,800 shares, designated Series B Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, and fixed the terms of such Preferred Stock. The following is a summary of the terms and provisions of the Preferred Stock.

Liquidation Preference. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the prior preferences and other rights of any stock ranking senior to the Preferred Stock in respect of the right to receive assets upon liquidation, including the Series A Stock, but before any distribution or payment shall be made to the holders of Common Stock or any other stock ranking junior to the Preferred Stock upon liquidation, the holders of the Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, a liquidation preference, initially equal to $25.00 per share, plus all accrued and unpaid dividends thereon to such date, in cash. During the period commencing on the date of issuance of the Preferred Stock and the Warrants (the "Issue Date") and ending on the Dividend Payment Date (as defined below) immediately preceding the first Dividend Payment Date on which the Company is permitted to declare and pay cash dividends on the Preferred Stock under the indentures and loan agreements of the Company as in effect on the Issue Date (the "Accretion Termination Date"), the liquidation preference will accrete at the rate of 13% per annum, compounded quarterly, until the fifth anniversary of the Issue Date, and at the rate of 18% per annum, compounded quarterly, thereafter.

Dividends. Subject to the prior preferences and other rights of any stock ranking senior to the Preferred Stock with respect to the payment of dividends, including the Series A Stock, holders of shares of the Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends that will accrue from the Accretion Termination Date at the rate of (a) 13% per annum from the Accretion Termination Date through the fifth anniversary of the Issue Date and (b) 18% per annum thereafter. Such dividends are cumulative and shall be payable in cash, quarterly, in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date") commencing on the first Dividend Payment Date following the Accretion Termination Date. Each such dividend shall be paid to the holders of record of the Preferred Stock as their names appear on the share register of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other record date designated by the Board with respect to the dividend payable on such respective Dividend Payment Date.

If full cash dividends are not paid or made available to the holders of all outstanding shares of Preferred Stock and of any stock ranking on a parity with the Preferred Stock in respect of the right to receive dividends, and funds available are insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Preferred Stock and of any such parity stock, ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Preferred Stock shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

So long as any shares of Preferred Stock shall be outstanding, the Company shall not declare or pay on any stock ranking junior to the Preferred Stock in respect of the right to receive dividends any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), nor shall the Company make any distribution on any such junior stock, nor shall any such junior stock be purchased or redeemed by the Company or any subsidiary of the Company, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any such junior stock; provided that from and after the Accretion Termination Date, the Company may declare and pay cash dividends on such junior stock so long as (i) all dividends to which the holders of Preferred Stock shall have been entitled for all previous dividend periods shall have been declared and paid and (ii) on or prior to the later of
(x) the third anniversary of the Issue Date and (y) the first anniversary of the Accretion Termination Date, the Company will not pay dividends on the Common Stock during any 12 month period exceeding 4% of the Current Market Price (as hereinafter defined) per share of the Common Stock on the trading day immediately prior to the declaration of any cash dividend.

Redemption. Prior to December 31, 1994, the Preferred Stock may be redeemed in whole, but not in part, at a per share redemption price equal to the liquidation preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption; provided, that concurrently with such redemption the Corporation redeems all Warrants then outstanding. See "-- The Warrants."

On and after December 31, 1994, the Preferred Stock may be redeemed by the Company at any time in whole or (except as noted below) from time to time, in part, at the option of the Company, at a per share redemption price equal to the liquidation preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption. If less than all of the outstanding shares of Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board in its sole discretion. The Company shall not redeem less than all of the outstanding shares of Preferred Stock unless all cumulative dividends on the Preferred Stock for all previous dividend periods have been paid or declared and funds therefor set apart for payment.

The Company shall redeem all then outstanding shares of Preferred Stock on or prior to December 31, 2000 at a per share redemption price equal to the liquidation preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption.

Notice of every proposed redemption of Preferred Stock shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as they shall appear on the records of the Company, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election or obligation of the Company to redeem such shares of Preferred Stock and of the Redemption Date, (ii) stating the place or places at which the shares of Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Preferred Stock, be redeemed, and the redemption price therefor, and (iii) stating the name and address of any redemption agent selected by the Company and the name and address of the Corporation's transfer agent for the Preferred Stock.

Voting. Except as set forth below or as otherwise required by law, the holders of the issued and outstanding shares of Preferred Stock shall have no voting rights.

So long as any Preferred Stock is outstanding, the Company, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Preferred Stock, voting separately as a class, will not: (i) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or By-laws if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized; (ii) authorize or issue shares of any class or series of stock ranking senior to the Preferred Stock (or, prior to the Warrant Ratio Determination Date, as defined below, any stock ranking on a parity with the Preferred Stock) in respect of the right to receive dividends or assets upon liquidation; (iii) reclassify any class or series of any junior stock into such parity stock or senior stock or reclassify any series of parity stock into senior stock; or (iv) authorize, enter into, or consummate any transaction that would constitute a deemed dividend to holders of the Preferred Stock under United States Federal tax laws.

Conversion Right. Each holder of shares of Preferred Stock has the right, at such holder's option, at any time or from time to time, to convert any of such shares of Preferred Stock into the number fully paid and nonassessable shares of Common Stock determined by dividing (i) $25.00 by (ii) the Conversion Price, initially $11.11 and subject to adjustment as set forth below, in effect on the date of conversion. The Conversion Price is subject to adjustment to prevent dilution in the event of (i) dividends or other distributions of Common Stock,
(ii) subdivision and combinations of outstanding shares of Common Stock, (iii) dividends or other distributions of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, Common Stock at a price per share less than the Current Market Price of the Common Stock, (iv) dividends or other distributions of other securities, evidences of its indebtedness or other assets, excluding any cash dividend or cash distribution payable out of earned surplus of the Company if the per share amount of such dividend or distribution, together with the aggregate per share amount of all other cash dividends and cash distributions declared or paid during the one year period ending on the date such dividend is declared (the "Declaration Date") does not exceed 4% of the Current Market Price per share of Common Stock on the trading day immediately prior to the Declaration Date, or (v) issuances by the Company of any Common Stock (or securities convertible into or exercisable for Common Stock) for a consideration per share less than the Current Market Price per share of Common Stock on the date of such issuance, subject to certain exceptions.

Reorganizations. In case of (a) any consolidation with or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, each share of Preferred Stock shall after the date of such transaction be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such transaction) upon conversion of such share of Preferred Stock would have been entitled upon such transaction.

Reservation of Shares; Valid Issuance; Approvals. The Company shall (i) reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock, (ii) take all necessary action so that all shares of Common Stock that are issued upon conversion of the shares of the Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and (iii) take no action which will cause a contrary result (including, without limitation, any action that would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

If any shares of Common Stock reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

The Warrants

The following is a summary of the terms and provisions of the Warrants and the proposed Warrant Agreement between the Company and Mellon Securities Trust Company, as Warrant agent.

Term. Each Warrant may be exercised by the registered holder thereof at any time in whole and from time to time in part, at the option of the holder, commencing at the opening of business on the day following the Warrant Ratio Determination Date until 5:00 p.m. New York time on December 31, 2000 (the "Expiration Date"). "Warrant Ratio Determination Date" means the date designated as such by the Board pursuant to a duly adopted resolution of the Board, which date shall be a trading day during the 12 month period beginning on the Issue Date or, if no such date is designated, the last day of such 12 month period; provided, that if the Board has not yet designated a Warrant Ratio Determination Date and the Current Market Price of a share of Common Stock equals or exceeds $18.00 per share on any date during such 12 month period, the "Warrant Ratio Determination Date" will be such date.

A Warrant may be exercised upon (i) surrender of the Warrant certificate at the principal office of the Warrant agent, with the form of election to purchase on the reverse thereof duly completed and signed and (ii) payment of the Exercise Price (as hereinafter defined) with respect to the shares of Common Stock being purchased, payable by certified or bank check to the order of the Company.

Warrant Ratio. Upon the exercise or redemption (see "-Redemption" below) of a Warrant, the holder thereof shall be entitled to receive the number of shares of Common Stock and other consideration, if any (the "Warrant Ratio"), equal to
(a) 3.0 shares of Common Stock if the Current Market Price of a share of Common Stock on the Warrant Ratio Determination Date is $5.00 or less; (b) a number of shares of Common Stock which decreases from 3.0 shares to 1.0 share with the increase in such Current Market Price per share from $5.00 to $18.00, if such Current Market Price per share is greater than $5.00 but less than $18.00, as set forth in the schedule below; and (c) 1.0 share of Common Stock if such Current Market Price per share is $18.00 or more.

                     Current Market Price   Warrant Ratio
                       $ 5.00 or less            3.00
                       $ 5.50                    2.75
                       $ 6.00                    2.53
                       $ 6.50                    2.36
                       $ 7.00                    2.20
                       $ 7.50                    2.07
                       $ 8.00                    1.95
                       $ 8.50                    1.85
                       $ 9.00                    1.76
                       $ 9.50                    1.68
                       $10.00                    1.60
                       $10.50                    1.54
                       $11.00                    1.48
                       $11.50                    1.42
                       $12.00                    1.37
                       $12.50                    1.33
                       $13.00                    1.28
                       $13.50                    1.24
                       $14.00                    1.21
                       $14.50                    1.17
                       $15.00                    1.14
                       $15.50                    1.11
                       $16.00                    1.08
                       $16.50                    1.06
                       $17.00                    1.03
                       $17.50                    1.01
                       $18.00 or more            1.00

"Current Market Price" per share of Common Stock on any day means the average of the daily closing prices with respect to the Common Stock for the 30 consecutive trading days ending on such date (or, if such date is not a trading day, on the trading day immediately preceding such date); provided, that if the Common Stock is not publicly traded, the Current Market Price per share shall be determined by a nationally recognized investment banking firm selected by the Board.

Exercise Price. The Warrants are exercisable for $.01 per share of Common Stock (the "Exercise Price") in the case of Common Stock and in the case of all other securities issuable upon exercise of the Warrants, for the lowest exercise price permitted by law.

Redemption. The Warrants may be redeemed by the Company in whole, but not in part, in exchange for shares of Common Stock at any time on or after the Warrant Ratio Determination Date; provided, that concurrently with such redemption the Company redeems all then outstanding shares of Preferred Stock. Each Warrant will be redeemable for a number of shares of Common Stock equal to the Warrant Ratio on the date of redemption.

Notice of redemption of the Warrants shall be sent by or on behalf of the Company to the holders not less than 30 days nor more than 60 days prior to the date fixed for redemption (i) notifying the holders of the election of the Company to redeem the Warrants and of the date of redemption, (ii) stating the place or places at which the Warrants shall, upon presentation and surrender of certificates evidencing such Warrants, be redeemed, and the number of shares of Common Stock deliverable upon the redemption thereof, and (iii) stating the name and address of the Warrant agent and the redemption agent.

Adjustments. The Warrants contain certain provisions that, commencing with the occurrence of the Warrant Ratio Determination Date, protect the holders thereof against dilution by adjustment of the Warrant Ratio in the event of (i) dividends or other distributions of Common Stock, (ii) subdivisions and combinations of outstanding shares of Common Stock, (iii) dividends or other distributions of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock, or (iv) issuances by the Company of any Common Stock (or securities convertible into or exercisable for Common Stock) for a consideration per share less than the Current Market Price of the Common Stock on the date of such issuance, subject to certain exceptions.

In addition, if the Company shall declare a dividend or other distribution on its Common Stock that would not cause such an adjustment consisting of (i) securities other than Common Stock, (ii) evidences of its indebtedness, or
(iii) assets (including cash dividends or distributions) (collectively, "Assets"), then in each such case adequate provision shall be made so that each holder of Warrants shall receive, without charge, concurrently with the making of such dividend or distribution, the amount and kind of such Assets that such holder would have received if such holder had, immediately prior to the relevant record date, exercised its Warrants.

On or prior to each day on which the Warrant Ratio is adjusted, the Company shall promptly direct the Warrant agent, and the Warrant agent shall send to each holder, notice of such adjustment and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board (who may be the regular accountants employed by the Company) setting forth the number of shares of Common Stock purchasable upon the exercise of each Warrant and the Warrant Ratio after such adjustment, a brief statement of the facts requiring such adjustment, and the computation by which such adjustment was made.

Reorganizations. In case of (a) any consolidation or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, there shall thereafter be deliverable upon exercise of each Warrant (in lieu of the shares of Common Stock theretofore deliverable), at the lowest exercise price permitted by law, the number of shares of stock or other securities or property to which a holder of the shares of Common Stock that would otherwise have been deliverable upon the exercise of such Warrant would have been entitled upon such transaction if such Warrant had been exercised in full immediately prior to such transaction.

No Rights as Stockholders. Nothing contained in the Warrant Agreement or in any of the Warrants confers upon the holders thereof or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

Transfer. The Warrants shall be transferable only on the Warrant register maintained by the Warrant agent, upon delivery thereof, accompanied by a written instrument or instruments of transfer in form reasonably acceptable to the Warrant agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any registration of transfer, the Warrant agent shall (a) countersign and deliver a new Warrant certificate evidencing the Warrant or Warrants to the persons entitled thereto and (b) cancel the surrendered Warrant certificate.

Reservation of Shares; Governmental Approvals and Stock Exchange Listings. The Company shall reserve at all times so long as any Warrants remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of the Warrants, sufficient shares of Common Stock to provide for the exercise of all outstanding Warrants, and take all necessary action so that all shares of Common Stock that are issued upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable.

The Company will use its best efforts to (a) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and to make securities acts filing under federal and state laws, that are required in connection with the issuance, sale, transfer and delivery of the Warrant certificates, the exercise or conversion of the Warrants, and the issuance, sale, transfer and delivery of the shares of Common Stock issued upon exercise or conversion of the Warrants, and (b) have the shares of Common Stock issued upon exercise or conversion of the Warrants, immediately upon their issuance, listed on such securities exchange on which the Common Stock is then listed.


                        PRO FORMA FINANCIAL INFORMATION

Pro Forma Capitalization Table

The following table sets forth the capitalization of the Company at September 30, 1993 and pro forma giving effect to the Company's private placement of the Series A Stock and the Private Placement Warrants (the "private placement" (i) without giving effect to the Issuance and (ii) giving effect to the Issuance.

                              (In thousands)
                                                 Pro Forma       Pro Forma
                                               Without Giving      Giving
                                               Effect to the   Effect to the
                                 Actual         Issuance (1)    Issuance (2)

Notes payable and long-term debt
 (including current portion):
   Secured Notes               $159,080 (3)       $159,080       $159,080
   Subordinated Notes            32,633 (4)         32,633         32,633
   Lending Facilities            18,650 (5)         18,650         18,650
   Other debt, including
    notes payable                18,752 (6)         18,752         18,752
     Total notes payable and
      long term debt            229,115            229,115        229,115

Redeemable Convertible
 Preferred Stock                    ---             10,328         11,181

Stockholders' investment
   Common Stock Purchase Warrants   ---             16,851         18,243
   Common Stock                     100                100            100
   Additional paid-in capital    37,808             37,808         37,808
   Retained deficit            (81,326)           (81,326)       (83,571)
   Pension liability
    adjustment                  (4,452)            (4,452)        (4,452)
   Foreign currency
    translation adjustment      (9,998)            (9,998)        (9,998)
     Total stockholders'
      investment               (57,868)           (41,017)       (41,870)

Total capitalization          $ 171,247           $198,426       $198,426
________________

(1)  Presented  as if  1,200,000 shares  of the  Series A  Stock and  1,300,000
Private PlacementWarrants were issued, pursuant to the private  placement,   as
of September 30, 1993.

(2) Presented as if 89,800 shares of the Preferred Stock and 89,800 Warrants were issued, pursuant to the Issuance, as of September 30, 1993.

(3) Represents $160.0 million principal amount of Senior Secured Notes due 1996 (of which $5.0 million were repurchased subsequent to September 30, 1993) which bear interest at 13.0% and are payable August 1, 1996. The notes are secured by substantially all inventory and property, plant and equipment of the Company's Material Handling and Heavy Equipment Segments as well as the Company's investment in common stock of Fruehauf Trailer Corporation.

(4) Represents $33.3 million principal amount of Senior Subordinated Notes due 1997 which bear interest at 13.5%, are payable in equal annual installments of approximately $8.3 million and are finally due July 1997. These notes are secured by a secondary position in substantially the same assets which collateralize the Senior Secured Notes.

(5) Represents borrowings under a Loan and Security Agreement entered into with Foothill Capital Corporation on May 20, 1993 (the "Lending Facility"). The Lending Facility bears interest at a fluctuating rate (8.75% at September 30, 1993) based on the prime rate. The Lending Facility provides for revolving credit loans and guarantees of letters of credit of up to $20.0 million and matures on August 24, 1995. Borrowings under the Lending Facility are secured by a lien on substantially all of the Company's domestic cash and accounts receivable.

(6) Includes term note issued to the seller in connection with the acquisition of Clark Material Handling Company and affiliated companies, other term debt and capital leases.


Pro Forma Income Statement and Net Income (Loss) per Share Information

The financial information set forth below for the year ended December 31, 1992 is that of the Company on a consolidated basis and has been derived from the audited consolidated financial statements of the Company for that period. The financial information for the nine months ended September 30, 1993 is that of the Company on a consolidated basis and has been derived from unaudited condensed consolidated financial statements for that period and, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such period. Results for the nine month period are not necessarily indicative of the results for the full year.

All pro forma income statement adjustments for the year ended December 31, 1992 and the nine months ended September 30, 1993 assume that the private placement and the Issuance had each occurred on January 1, 1992. The pro forma income statement data is not necessarily indicative of the results of operations the Company would have achieved had such events occurred at the dates assumed or of future results of the Company. The pro forma financial data should be read in conjunction with the Company's historical consolidated financial statements and notes thereto and unaudited historical interim condensed consolidated financial statements and notes thereto.

The pro forma income statement adjustments included in the pro forma income statement giving effect to the Issuance are (i) a charge of $2,245,000 in 1992 to reflect the Issuance, (ii) the elimination of the fees paid to KCS under the Management Contract of $2,848,000 in 1992 and $2,314,000 in 1993 and (iii) the inclusion of incremental expenses to be incurred by Terex, including salaries and related expenses for KCS employees who became employees of Terex and rent and office expenses, of $1,853,000 in 1992 and $1,078,000 in 1993. The Series A Stock, Preferred Stock, Private Placement Warrants and Warrants are common stock equivalents. However, these securities are not included in the calculation of net loss per share because the effects would be anti-dilutive.

                              (In thousands)
                                                 Pro Forma       Pro Forma
                                               Without Giving      Giving
                                               Effect to the   Effect to the
                                 Actual         Issuance (1)    Issuance (2)

YEAR ENDED DECEMBER 31, 1992:
   Net sales                   $523,355           $523,355        $523,355
   Cost of goods sold           469,345            469,345         469,345
   Gross profit                  54,010             54,010          54,010
   Engineering, selling and
     administrative expenses     58,135             58,135          59,385
   Loss from operations         (4,125)            (4,125)         (5,375)
   Interest and other income
    (expense) - net            (52,983)           (52,983)        (52,983)
   Loss before income taxes    (57,108)           (57,108)        (58,358)
   Provision for income taxes        67                 67              67
   Net loss                   $(57,175)          $(57,175)       $(58,425)
   Net loss per share            $(5.75)           $(5.75)         $(5.87)
   Weighted average common
    shares                        9,945              9,945           9,945

NINE MONTHS ENDED SEPTEMBER 30, 1993:
   Net sales                   $519,510           $519,510        $519,510
   Cost of goods sold           475,251            475,251         475,251
   Gross profit                  44,259             44,259          44,259
   Engineering, selling and
     administrative expenses     62,627             62,627          61,391
   Loss from operations        (18,368)           (18,368)        (17,132)
   Interest and other income
    (expense) - net            (26,534)           (26,534)        (26,534)
   Loss before income taxes    (44,902)           (44,902)        (43,666)
   Provision for income taxes       193                193             193
   Net loss                   $(45,095)          $(45,095)       $(43,859)
   Net loss per share            $(4.53)           $(4.53)         $(4.41)
   Weighted average common
    shares                        9,953              9,953           9,953


               OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS


The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, each director and executive officer of the Company, and all directors and executive officers as a group, as of January [1], 1994, (i) without giving effect to the Issuance, and (ii) as adjusted to give effect to the Issuance.


                              Amount Beneficially         Amount Beneficially
                              Owned Without Giving            Owned Giving
                             Effect to the Issuance      Effect to the Issuance
Name and
Address of
Beneficial                                  Percent                   Percent
Owner                         Amount        of Class       Amount     of Class

Randolph W. Lenz (1)        5,061,537 (3)    49.13%     5,265,237(3)(4)50.11%
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

The Airlie Group L.P.(2)      965,000 (5)     9.29%       965,000      (5)
9.29%
201 Main Street
Fort Worth, TX  76102

Dort A. Cameron, III (2)      971,000 (5)     9.34%       971,000      (5)
9.34%
c/o The Airlie Group L.P.
201 Main Street
Fort Worth, TX  76102

Thomas M. Taylor (2)        1,270,500 (5)    12.22%     1,270,500      (5)
12.22%
c/o The Airlie Group L.P.
201 Main Street
Fort Worth, TX  76102

EBD L.P. (2)                  965,000 (5)     9.29%       965,000      (5)
9.29%
c/o The Airlie Group L.P.
201 Main Street
Fort Worth, TX  76102

TMT-FW, Inc. (2)              965,000 (5)     9.29%       965,000      (5)
9.29%
c/o The Airlie Group L.P.
201 Main Street
Fort Worth, TX  76102

G. Chris Andersen                   0          *                0
*
1285 Avenue of the Americas
New York, NY  10019

Ronald M. DeFeo                 3,000          *            3,000
*
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Bruce I. Raben                 11,000          *           11,000
*
11100 Santa Monica Boulevard
Suite 1000
Los Angeles, CA  90025

Marvin B. Rosenberg                 0          *          133,875      (4)
1.28%
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

David A. Sachs (3)             10,000          *           10,000
*
201 Main Street
Suite 3200
Fort Worth, TX  76102

Adam E. Wolf                    7,400          *            7,400
*
875 East Donges Lane
Milwaukee, WI  53217

David J. Langevin               5,400          *          139,275      (4)
1.33%
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Ralph T. Brandifino                 0          *                0
*
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

All directors and
 executive officers
 as a group
 (9 persons)                5,098,337        49.48%     5,569,787
51.69%


*  Amount owned does not exceed 1% of the class so owned.

(1) Mr. Lenz currently pledges, and intends to pledge in the future, shares of Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company and may require the Company to make an offer to purchase certain of its outstanding debt instruments.

(2) Dort A. Cameron, III and TMT-FW, Inc., a Texas corporation, are general partners of EBD L.P., a Delaware limited partnership which is the sole general partner of The Airlie Group L.P. ("Airlie"). Thomas M. Taylor is the President, sole director and sole stockholder of TMT-FW, Inc. By reason of such relationships, Messrs. Cameron and Taylor may each be deemed the beneficial owner of the shares deemed beneficially owned by Airlie. On December 22, 1993, each of the indicated individuals, together with certain other persons, filed Amendment No. 9 to a Schedule 13D Statement filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, reflecting the ownership of an aggregate of 1,255,500 shares of Common Stock, 40,000 shares of Series A Stock and 40,000 Private Placement Warrants, or approximately 13.7% to 14.4% of all Common Stock, assuming the conversion of such shares of Series A Stock and the exercise of such Private Placement Warrants, only. Except as otherwise reflected in this table or the footnotes thereto, each of the indicated individuals disclaims the beneficial ownership of any shares held by any other party to such Schedule 13D filing.

(3) Mr. Lenz is the direct owner of 4,984,337 shares of Common Stock, representing approximately 48.38% of the outstanding Common Stock. In addition, Mr. Lenz is the indirect beneficial owner of 77,200 shares of Common Stock through a corporation that he indirectly owns and controls.

(4) For each of Messrs. Lenz, Rosenberg and Langevin, the amount shown assumes the conversion of the shares of Preferred Stock and the exercise of the Warrants (assuming each Warrant is exercisable for three shares of Common Stock) proposed to be issued to such person in the Issuance, but does not assume the conversion of shares of Preferred Stock or the exercise of Warrants proposed to be issued to any other such person.

(5) For each of The Airlie Group L.P., Dort A. Cameron, III, Thomas M. Taylor, EBD L.P. and TMT-FW, Inc., assumes the conversion of the Series A Stock owned by such beneficial owner, only, but does not assume the exercise of any Private Placement Warrants owned by such beneficial owner.

            ------------------------------------------------------

                                   By Order of the Board of Directors,



                                      Ronald M. DeFeo
                                         President

February __, 1994

- ------------------------------------------------------------------------------

                                                             Preliminary Copy -
                                                        For Information of the
                                                        Securities and Exchange
                                                                Commission Only


                               TEREX CORPORATION

                                 CONSENT FORM

         Consent to Proposed Issuance of Preferred Stock and Warrants
           Solicited by the Board of Directors of Terex Corporation

The undersigned hereby consents, withholds consent or abstains as specified below to the issuance of shares of preferred stock and common stock purchase warrants of Terex Corporation (the "Company") to certain executives of KCS Industries, L.P., as described in the Consent Solicitation Statement dated February __, 1994.

Please be certain to indicate below whether you wish to consent, withhold consent or abstain. If this card is executed but no choice is indicated, you will be deemed to have consented.

The Consent Solicitation Statement contains important information regarding the proposed issuance. The Board of Directors of the Company therefore recommends that you do not execute this consent unless you have received and read a copy of the Consent Solicitation Statement.

                                        (Signature required on reverse side)

- -------------------------------------------------------------------------------


Consent, Withhold Consent or Abstain to Terex Corporation issuing shares of preferred stock and common stock purchase warrants to certain executives of KCS Industries, L.P.


       CONSENT         WITHHOLD CONSENT        ABSTAIN
         ( )                 ( )                 ( )





                                        Dated:  ___________________, 1994




                                        (Signature)



                                        (Signature)

                                        Please sign your name exactly as it
                                        appears hereon.  If signing for
                                        estates, trusts, corporations or
                                        partnerships, title or capacity should
                                        be stated.
                                        If shares are held jointly, each
                                        holder should sign.

                                        Please sign, date and return this
                                        consent using the enclosed envelope.